EXHIBIT 15.1
COSAN LIMITED

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2008

TABLE OF CONTENTS

Unaudited condensed consolidated balance sheet March 31, 2008	1
Unaudited condensed consolidated statement of operations for the eleven-month period ended March 31,2008	3
Unaudited condensed consolidated statement of shareholders’ equity and comprehensive income for the eleven-month period ended March 31, 2008	4
Unaudited condensed consolidated statement of cash flows for the eleven-month period ended March 31,2008.	5

COSAN LIMITED

Unaudited condensed consolidated balance sheet
March 31, 2008
(In thousands of U.S. dollars, except share data)

2008
Assets
Current assets:
Cash and cash equivalents	103,126
Restricted cash	96,631
Marketable securities	975,376
Trade accounts receivable, less allowance of $1,298	91,398
Inventories	423,083
Advances to suppliers	139,226
Other current assets	131,766
1,960,606

Property, plant, and equipment, net	1,764,557
Goodwill	574,234
Intangible assets, net	102,069
Accounts receivable from Federal Government	195,644
Judicial deposits	26,676
Other non-current assets	254,867
2,918,047
Total assets	4,878,653

2008
Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	118,285
Taxes payable	49,010
Salaries payable	34,958
Current portion of long-term debt	32,287
Derivative financial instruments	39,733
Other liabilities	25,366
299,639
Long-term liabilities:
Long-term debt	1,234,825
Estimated liability for legal proceedings and labor claims	438,724
Taxes payable	161,146
Deferred income taxes	107,236
Other long-term liabilities	76,247
2,018,178

Minority interest in consolidated subsidiaries	894,678

Shareholders’ equity:
Common shares class A1, $.01 par value. 1,000,000,000 shares authorized; 111,678,000 shares issued and outstanding in 2008	1,117
Common shares class B1, $.01 par value. 96,332,044 shares authorized, issued and outstanding	963
Common shares class B2, $.01 par value. 92,554,316 shares authorized	–
Additional paid-in capital	1,471,816
Accumulated other comprehensive income	128,025
Retained earnings	64,237
Total shareholders’ equity	1,666,158
Total liabilities and shareholders’ equity	4,878,653

COSAN LIMITED

Unaudited condensed consolidated statement of operations

Eleven-month period ended March 31, 2008
(In thousands of U.S. dollars, except share data)

2008
Net sales	1,284,091
Cost of goods sold	(1,170,447)
Gross profit	113,644
Selling expenses	(151,083)
General and administrative expenses	(105,096)
Operating loss	(142,535)
Other income (expenses):
Financial income	250,754
Financial expenses	(184,075)
Other	(3,702)

Loss before income taxes, equity in loss of affiliates and minority interest	(79,558)
Income taxes benefit	31,838

Loss before equity in loss of affiliates and minority interest	(47,720)
Equity in loss of affiliates	(2,763)
Minority interest in loss of subsidiaries	32,790

Net loss	(17,693)

Loss per share:
Basic and diluted	(0.10)

Weighted number of shares outstanding
Basic and diluted	174,893,293

COSAN LIMITED

Unaudited condensed consolidated statement of shareholders’ equity and comprehensive income

Eleven-month period ended March 31, 2008

(In thousands of U.S. dollars, except share data)

	Capital stock
	Common number of class A shares	Common number of class B shares	Common amount of class A shares	Common amount of class B shares	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Total shareholders’ equity
Balances at April 30, 2007	-	96,332,044	-	963	354,872	81,930	36,696	473,611

Issuance of common shares for cash	111,678,000	-	1,117	-	1,117,316	-	-	1,118,433
Stock compensation	-	-	-	-	2,916	-	-	2,916
Dilution on exercise of Cosan S.A. stock options	-	-	-	-	(2,438)	-	-	(2,438)
Net loss	-	-	-	-	-	(17,693)	-	(17,693)
Currency translation adjustment	-	-	-	-	-	-	91,329	91,329
Total comprehensive income	-	-	-	-	-	-	-	73,636

Balances at March 31, 2008	111,678,000	96,332,044	1,117	963	1,471,816	64,237	128,025	1,666,158

COSAN LIMITED

Unaudited condensed consolidated statement of cash flow

Eleven-month period ended March 31, 2008

(In thousands of U.S. dollars)

2008
Cash flow from operating activities:
Net loss for the year	(17,693)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	216,829
Deferred income and social contribution taxes	(47,691)
Interest, monetary and exchange variation	56,616
Minority interest in net income of subsidiaries	(32,790)
Others	9,296
Decrease/increase in operating assets and liabilities
Trade accounts receivable, net	(29,810)
Inventories	(135,940)
Advances to suppliers	(43,793)
Taxes receivable	(3,926)
Trade accounts payable	35,350
Derivative financial instruments	(3,789)
Taxes payable	(16,537)
Other assets and liabilities, net	2,005
Net cash provided by operating activities	(11,823)

Cash flows from investing activities:
Restricted cash	(96,631)
Marketable securities	(213,565)
Cash received from sales of permanent assets	3,518
Acquisition of property, plant and equipment	(519,912)
Net cash used in investing activities	(826,590)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,025,748
Related parties	(48,577)
Payments of dividends from subsidiaries	(43,345)
Additions of long-term debts	113,267
Payments of long-term debts	(452,019)
Net cash provided by financing activities	595,075
Effect of exchange rate changes on cash and cash equivalents	29,922
Net decrease in cash and cash equivalents	(243,338)
Cash and cash equivalents at beginning of year	316,542
Cash and cash equivalents at end of year	103,126

Supplemental cash flow information:
Cash paid during the year for interest	124,502
Income tax	18,787
Non-cash transactions:
Acquisitions paid with equity	250,774